Exhibit 99.5

SIGNING DAY SPORTS, INC.

INSIDER TRADING POLICY

1.	PURPOSE

This Insider Trading Policy (this “Policy”) states the policy with respect to transactions in the securities of Signing Day Sports, Inc. (the “Company”), and the handling of confidential information about the Company and the companies with which the Company engages in transactions or does business. The Company’s Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (i) engaging in transactions in the securities of that company, or (ii) providing material nonpublic information to other persons who may engage in transactions on the basis of that information. References to “you” or “your” refer to any person to whom this Policy applies.

2.	PERSONS SUBJECT TO THE POLICY

This Policy applies to all members of the Company’s Board of Directors (collectively, “directors” and each, a “director”), officers and key employees of the Company and its subsidiaries. A “key employee” is an individual that has been designated as such by the Administrator due to their position in the Company and possible access to material nonpublic information. Key employees generally include senior employees in human resources, accounting and finance functions, but may include other employees as designated by the Administrator. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information about the Company. With respect to any person covered by this Policy, this Policy also applies to that person’s family members, other members of that person’s household, and entities controlled by that person, as described below under “Transactions by Family Members and Others” and “Transactions by Entities That You Influence or Control.”

3.	TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in the Company’s securities (collectively, “Company Securities”), including the Company’s common stock, restricted stock, options to purchase common stock, or any other type of security the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants. In addition, this Policy applies to derivative securities that are not issued by the Company but which relate to Company Securities, such as exchange-traded put or call options or swaps. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities. This Policy similarly applies to transactions in or relating to the securities of certain other companies with which the Company engages in transactions or does business.

4.	INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he, she or they complies with this Policy, and that any family member, household member or related entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Administrator (as defined below) or any other employee, officer or directorpursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below under “Consequences of Violations.”

5.	ADMINISTRATION OF THE POLICY

The “Administrator” of this Policy is the Company’s Chief Operating Officer or such other individual designated by the Company’s Board of Directors from time to time. All determinations and interpretations by the Administrator are final and not subject to further review.

6.	PRINCIPAL STATEMENT OF POLICY

(a) Trading in Company Securities and Disclosure of Nonpublic Information. No director, officer or key employee of the Company (or any other person designated by this Policy or by the Administrator as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:

(i) engage in transactions in Company Securities, except as otherwise specified in this Policy under the heading “Limited Exceptions”;

(ii) recommend that others engage in transactions in any Company Securities;

(iii) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or to persons outside of the Company, including, but not limited to, family, friends, business associates, investors and consultants, except as required in the performance of regular corporate duties and only to the extent appropriate confidentiality protections are effective and the disclosure conforms to Company policies; or

(iv) assist anyone engaged in the above activities.

(b) Trading in Securities of Other Companies. No director, officer or key employee of the Company (or any other person designated by this Policy or by the Administrator as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does or intends to do business, including a distributor, customer, supplier, vendor, or service provider of the Company, or otherwise involved in a potential transaction or business relationship with the Company, may engage in transactions in that company’s securities until the information becomes public or is no longer material.

(c) No Exceptions. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excluded from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

7.	DEFINITION OF MATERIAL NONPUBLIC INFORMATION

(a) Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to impact the Company’s stock price, whether it is positive or negative, is considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	operating or financial results or projections, including earnings guidance;

●	changes to previously announced earnings guidance, or downgrades of the decision to suspend earnings guidance;

●	analyst upgrades or downgrades of the Company or one of its securities;

●	corporate transactions, such as mergers, acquisitions, joint ventures or restructurings;

●	significant related party transactions;

●	dividend, share repurchase or recapitalization matters;

●	debt or equity financing matters;

●	regulatory matters;

●	major marketing changes;

●	gain or loss of a significant customer or supplier;

●	a change in the Board of Directors or senior management;

●	a change in auditors or notification that the auditor’s reports may no longer be relied upon;

●	a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;

●	impending bankruptcy or the existence of severe liquidity problems;

●	litigation or regulatory proceedings and investigations;

●	the imposition of a ban or restriction on trading in Company Securities or other securities;

●	intellectual property and other proprietary information; and

●	significant corporate developments, including with respect to research and development activities.

(b) Nonpublic Information. Information is considered “nonpublic” if that information has not been broadly disclosed to the marketplace, such as by press release or a filing with the U.S. Securities and Exchange Commission (the “SEC”), and/or the investing public has not had time to fully absorb that information. Nonpublic information may include:

●	information available to a select group of persons subject to confidentiality obligations to the Company;

●	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

●	information that has been entrusted to the Company on a confidential basis.

As a general rule, information should not be considered fully absorbed by the investing public until the second full business day after the day on which the information is released. If, for example, the Company makes an announcement at 9:00 a.m. Eastern Time on Monday, a person subject to this Policy should not engage in transactions in Company Securities until the market opens on Wednesday. If such an announcement were made at 6:00 p.m. Eastern Time on Monday, the person subject to this Policy should not engage in transactions in Company Securities until the market opens on Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply.

8.	TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they engage in transactions in Company Securities (collectively, “Family Members”). You are responsible for the transactions of your Family Members and therefore should make them aware of the need to confer with you before they engage in transactions in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the transaction decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

9.	TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively, “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

10.	LIMITED EXCEPTIONS

This Policy does not apply in the case of the following transactions (although these transactions may nevertheless be subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to directors and officers (as defined by Rule 16a-l under the Exchange Act (“Rule 16a-1”)):

(a) Stock Option Exercises. This Policy does not apply generally to the exercise of an employee stock option, including a cashless exercise solely through the Company or the exercise of a tax withholding right through the Company to satisfy tax withholding requirements. However, this Policy does apply to any sale of stock received upon exercise of an option, including any deemed sale caused by an election to make a cashless exercise through a broker, or any other market sale for the purpose of generating the cash necessary to pay the option exercise price.

(b) Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

(c) 401(k) Plan. This Policy does not apply to purchases of Company Securities in a 401(k) plan resulting from periodic contribution of money to the plan pursuant to payroll deduction election. This Policy does apply, however, to certain elections you may make under a 401(k) plan, including: (i) an election to increase or decrease the percentage of periodic contributions that will be allocated to any Company Securities fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of any Company Securities fund; (iii) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of any Company Securities fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to any Company Securities fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

(d) Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in an employee stock purchase plan resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to such plan, provided that it is elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to an election to participate in such plan for any enrollment period, and to sales of Company Securities purchased pursuant to the plan.

(e) Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under a dividend reinvestment plan resulting from reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions chosen to make to a dividend reinvestment plan, and to an election to participate in the plan or increase the level of participation in the plan. This Policy also applies to the sale of any Company Securities purchased pursuant to such plan.

(f) Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

(g) Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) provides a defense from insider trading liability under Rule 10b-5 under the Exchange Act (“Rule 10b-5”). In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be traded without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Administrator and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans,” which are set forth in Appendix 10(b) to this Policy. In general, to ensure that a Rule 10b5-1 Plan is entered into at a time when the person entering into the plan is not aware of material nonpublic information, it must be entered into during an Open Trading Window. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the Rule 10b5-1 Plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan. Any Rule 10b5-1 Plan must be submitted for approval at least five business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuantto the Rule 10b5-1 Plan will be required.

11.	SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

(a) Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, all persons subject to this Policy who purchase Company Securities in the open market are discouraged from selling any Company Securities of the same class during the six months following the purchase (or vice versa). Furthermore, such short-term trading by directors or officers (as defined by Rule 16a-1) may result in short-swing profit liability under Section 16(b) of the Exchange Act.

(b) Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. Furthermore, Section 16(c) of the Exchange Act prohibits directors and officers (as defined by Rule 16a-1) from engaging in short sales. Short sales arising from certain types of hedging transactions are subject to the paragraph below captioned “Hedging Transactions.”

(c) Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or key employee is trading based on material nonpublic information and focus that director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”

(d) Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or key employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or key employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and key employees are prohibited from engaging in any such transactions.

(e) Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to engage in transactions in Company Securities, directors, officers and key employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan unless the arrangement is specifically approved in advance by the Administrator. Any person seeking an exception must submit a request for approval to the Administrator at least two weeks prior to the transaction. Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”

(f) Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or key employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

12.	ADDITIONAL PROCEDURES

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

(a) Pre-Clearance Procedures. All directors, officers and key employees of the Company and its subsidiaries, as well as the Family Members and Controlled Entities of such persons (“Restricted Persons”), may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Administrator. The list of Restricted Persons is updated periodically by the Administrator. You will be notified by the Administrator if you are considered a Restricted Person for purposes of this Policy. Restricted Persons should submit a request for pre-clearance to the Administrator at least two business days in advance of the proposed transaction. The Administrator is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If the Administrator wishes to transact in Company Securities, the Administrator should submit any request for pre-clearance to the Chief Executive Officer or such other individual designated by the Company’s Board of Directors from time to time. If a Restricted Person seeks pre-clearance and permission to engage in the transaction is denied, then he, she or they should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he, she or they may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Administrator. The requestor should also indicate whether he, she or they has effected any non-exempt “opposite-way” transactions (e.g., an open market sale would be “opposite” any open market purchase, and vice versa) within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

A request for pre-clearance must be made in writing, preferably by submission of a completed Request for Pre-Clearance in the form of EXHIBIT A to this Policy. Pre-cleared transactions should be effected promptly. Requestors are required to refresh the request for pre-clearance if a pre-cleared transaction is not effected within five business days after pre-clearance is received.

Furthermore, requestors must immediately notify the Administrator following the execution of any transaction.

(b) Quarterly Trading Restrictions. Restricted Persons, as well as their Family Members and Controlled Entities, may not conduct transactions involving the Company’s Securities (other than as specified by this Policy) except during an Open Trading Window. An “Open Trading Window” generally begins on the second business day following the day of public release of the Company’s quarterly (or annual) earnings and ends on the last day of the then-current quarter. The Administrator will notify Restricted Persons of the opening and closing of the trading window.

(c) Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few Restricted Persons. So long as the event remains material and nonpublic, the persons designated by the Administrator may not engage in transactions in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Administrator, designated persons should refrain from trading in Company Securities even during the ordinary Open Trading Window described above. In that situation, the Administrator may notify these persons that they should not engage in transactions in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or the closing of the Open Trading Window will be announced by the Administrator to persons designated by the Administrator. Even if the Administrator has not designated you a person who should not trade due to an event-specific trading restriction, you may not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

(d) Exceptions.

(i) The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Limited Exceptions,” nor do they apply to an election to participate in an employer plan during an open enrollment period.

(ii) The Administrator in his, her or their discretion may approve other or further exceptions to these requirements on a case-by-case basis in extraordinary circumstances. Any request for an exception pursuant to this paragraph must be submitted in advance and in writing, and any approval must be in writing.

13.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his, her or their service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above and applicable to directors and certain executives will continue to apply for a period of six months after a termination of service, in order to facilitate compliance with Section 16 of the Exchange Act.

14.	CONSEQUENCES OF VIOLATIONS

Engaging in transactions in securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, the U.S. Department of Justice and state enforcement authorities, as well as enforcement authorities in foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, up to and including termination of employment, whether or not the individual’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

15.	REPORTING OF VIOLATIONS

Any person who violates this Policy or any federal or state law governing insider trading or tipping, or who knows of or reasonably suspects any such violation by another person, should report the matter immediately to his, her or their supervisor and/or to the Administrator identified in Section 5. Company personnel subject to this Policy are obligated to report suspected and actual violations of Company policy or the law. Doing so brings the concern into the open so that it can be resolved quickly and more serious harm can be prevented. Failure to do so could result in disciplinary action up to and including termination of employment.

If you encounter a situation or are considering a course of action and its appropriateness is unclear, do not hesitate to reach out to the Administrator with any questions; even the appearance of impropriety can be very damaging and should be avoided, and the Administrator may be in the best position to provide helpful information or other resources.

16.	CERTIFICATION

All persons subject to this Policy may be required to certify and re-certify, from time to time, their understanding of, and intent to comply with, this Policy.

17.	AMENDMENT

This Policy may be amended by the Board of Directors or any committee or designee to which the Board of Directors delegates this authority.

The Administrator has the authority to make determinations under, and interpretations of, this Policy, as specified in this Policy under the heading “Administration of the Policy.” In addition, the Administrator is authorized to approve amendments to this Policy that: (i) correct obvious errors (e.g., typographical or grammatical errors); (ii) are necessitated by changes in legal requirements; (iii) are necessary to clarify the meaning of this Policy; or (iv) are administrative in nature, such as the provisions of this Policy under the heading “Additional Procedures.”

Effective: November 2, 2023

Appendix 10(b)

Guidelines for Rule 10b5-1 Plans⁎

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to our Insider Trading Policy must enter into a Rule 10b5-1 Plan for transactions in Company Securities (as defined in the Insider Trading Policy) that meets certain conditions specified in the Rule. If the plan meets the requirements of Rule 10b5- 1, Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling- off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

As specified in the Company’s Insider Trading Policy, a Rule 10b5-1 Plan must be approved by the Administrator and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval at least five business days prior to theentry into the Rule 10b5-1 Plan. Once a 10b5-1 Plan is approved, no further pre-approval of transactions conducted pursuant to the plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans:

●	You may not enter into, modify or terminate a Rule 10b5-1 Plan outside of an Open Trading Window or while in possession of material nonpublic information.

●	All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.

●	For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.

●	For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.

●	Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time;

●	Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b-1 Plan as a single transaction in any 12- month period;

●	You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

●	Officer and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b-5.

●	You may not enter into any transaction in Company Securities while the Rule 10b5-1 Plan is in effect.

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

The approval or adoption of a Rule 10b5-1 Plan in no way reduces or eliminates a person’s obligations under Section 16 of the Exchange Act, including disclosure obligations and liability for short- swing profits. Persons subject to Section 16 of the Exchange Act should consult with their own counsel in implementing a Rule 10b5-1 Plan.

⁎	Capitalized terms used but not defined herein have the meanings ascribed to them in the Signing Day Sports, Inc. Insider Trading Policy.

Exhibit A

Request for Pre-Clearance⁎

For pre-clearance to transact in Company Securities.

Upon executing a transaction, directors, officers and key employees must immediately notify the Company.

Transaction Vehicle (check one)	Transaction Initiated By (check one)
☐ Open Market Transaction	☐ Employee or immediate family member directly
☐ Equity Compensation Plan	☐ Court or government decree (e.g., divorce decree)
☐ Other (specify):	☐ Broker (provide name, firm, telephone and e-mail):

Type of Transaction (check one)
☐ Purchase or acquire common stock
☐ Sell or dispose of common stock
☐ Move Company Securities from one account to another (e.g., in or out of a trust)
☐ Dispose of fractional shares
☐ Pledge Company Securities for margin account, or otherwise
☐ Exercise options without subsequent sale
☐ Exercise options with subsequent sale (e.g., a “cashless exercise”)
☐ Gift of Company Securities
Other (describe): __________________________

Transaction Detail (provide the following information)
Number of securities: _________________________
Estimated share price: ________________________
Contemplated execution date: __________________
Date of your last “opposite way” transaction⁎⁎: _____________________________________________________

Certification

I certify that I have fully disclosed the information requested in this form, I have read the Signing Day Sports, Inc. Insider Trading Policy, I am not in possession of material nonpublic information, and to the best of my knowledge and belief the proposed transaction will not violate the Signing Day Sports, Inc. Insider Trading Policy.

(Sign Above)

(Print Name Above)

(Date)

⁎	Capitalized terms used but not defined herein have the meanings ascribed to them in the Signing Day Sports, Inc. Insider Trading Policy.

⁎⁎	If a Section 16 insider buys and sells (or sells and buys) Company Securities within a six-month time frame and such transactions are not exempt under SEC rules, the two transactions can be “matched” for purposes of Section 16. The insider may be sued and will be strictly liable for any profits made, regardless of whether the insider was in possession of material nonpublic information.